Exhibit 10.1

TEARLAB CORPORATION

NONSTATUTORY STOCK OPTION AGREEMENT

This Nonstatutory Stock Option Agreement (the “Option Agreement”) is made and entered into by and between TearLab Corporation, a Delaware Corporation (the “Company”), and Manoj Venkiteshwar (the “Optionee”).

Accordingly, the parties hereto agree as follows:

1.	Grant of Option

Subject to Optionee’s commencement of employment as the Company’s Vice President of Medical Affairs on July 11, 2014 (the “Grant Date”), the Board hereby grants this nonstatutory stock option (the “Option”) to the Optionee as of the Grant Date to purchase one hundred thousand (100,000) shares of common stock of the Company (the “Stock”) at a price per share of Stock equal to the higher of (i) the closing price per share of the Company’s common stock as quoted on the Nasdaq Capital Market on the Grant Date or (ii) the prior five-day volume weighted average price of the Company’s common stock as quoted on the Nasdaq Capital Market at the close of business on the Grant Date (the “Exercise Price”).

2.	Definitions and Construction

2.1     Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

(a)     “Board” means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer the Option Agreement, “Board” also means such Committee(s). The Board has full authority and discretion to administer this Option Agreement, including but not limited to the authority to: (i) modify or amend the Option (subject to Sections 19 and 20), including, but not limited to, the discretionary authority to extend the post-termination exercise period of the Option, (ii) authorize any person to execute on behalf of the Company any instrument required to effect the grant or amendment of the Option previously granted or amended by the Board, (iii) provide for the transferability of the Option, and (iv) construe and interpret the terms of the Option. All decisions, determinations and interpretations of the Board shall be final and binding on the Optionee.

(b)     “Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

(c)     “Committee” means the Compensation Committee or other committee of the Board duly appointed to administer the Option Agreement and having such powers as shall be specified by the Board.

(d)     “Consultant” means any natural person, including an advisor, engaged by the Company or a Parent Corporation or Subsidiary Corporation to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital-raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of shares of Stock may be registered under Form S-8 promulgated under the Securities Act.

(e)     “Director” means a member of the Board of Directors of the Company.

(f)     “Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Board, in its discretion, subject to the following:

(i)     If, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the Nasdaq National Market, The Nasdaq SmallCap Market or such other national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Board deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Board, in its discretion.

(ii)     If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Board in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse.

(g)     “Offer Letter” means the Company’s offer of employment executed by the Optionee and the Company, dated May 19, 2014.

(h)     “Parent Corporation” means any present or future “parent corporation” of the Company, as defined in Section 424(e) of the Code.

(i)     “Participating Company” means the Company or any Parent Corporation or Subsidiary Corporation.

(j)     “Participating Company Group” means, at any point in time, all corporations collectively which are then Participating Companies.

(k)     “Securities Act” means the Securities Act of 1933, as amended.

(l)     “Service” means the Optionee’s employment or service with the Participating Company Group, whether in the capacity of an Employee, a Director or a Consultant. The Optionee’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders Service to the Participating Company Group or a change in the Participating Company for which the Optionee renders such Service, provided that there is no interruption or termination of the Optionee’s Service. Furthermore, the Optionee’s Service with the Participating Company Group shall not be deemed to have terminated if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the Company; provided, however, that if any such leave exceeds ninety (90) days, on the ninety-first (91st) day of such leave the Optionee’s Service shall be deemed to have terminated unless the Optionee’s right to return to Service with the Participating Company Group is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Option Agreement. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Optionee performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Optionee’s Service has terminated and the effective date of such termination.

(m)     “Subsidiary Corporation” means any present or future “subsidiary corporation” of the Company, as defined in Section 424(f) of the Code.

(n)     “Transaction” has the meaning set forth in Section .

2.2     Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3.	Tax Matters

The Option is intended to be a nonstatutory stock option and not an incentive stock option within the meaning set forth in Section 422 of the Code.

4.	Consideration

The grant of the Option is made as an inducement for the Optionee to accept employment with the Company as its President, Chief Operating Officer and is subject to and contingent upon the Optionee’s commencement of such employment.

5.	Exercise Period; Vesting

5.1     Right to Exercise. Subject to Sections 5.4 and 7, this Option shall be exercisable cumulatively according to the vesting schedule set forth in Section 5.2. This Option may not be exercised for a fraction of a share.

5.2     Vesting Schedule. One-third (1/3rd) of the shares subject to the Option shall vest annually on each anniversary of the Grant Date (each a “Vesting Date”), provided, with respect to each Vesting Date, that the Optionee’s Service has not been terminated prior to such date. There shall be no proportionate or partial vesting in the periods prior to each Vesting Date.

5.3     Accelerated Vesting. Notwithstanding anything in Section  to the contrary, in the event of a Change of Control (as defined in the Offer Letter) prior to the Optionee’s termination of Service, the Optionee will fully vest in and have a right to exercise all of his outstanding Option.

5.4     Expiration. The Option will expire on July 11, 2024 (the “Expiration Date”), or earlier as provided in this Option Agreement.

6.	Manner of Exercise

6.1     Election to Exercise. To exercise the Option, the Optionee (or in the case of exercise after the Optionee’s death or incapacity, the Optionee’s executor, administrator, heir or legatee, as the case may be) must deliver to the company a notice of intent to exercise (an “Exercise Notice”) in the manner designated by the Committee or the Board. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all shares with respect to which the Option is being exercised, together with any applicable tax withholdings. The Option shall be deemed to be exercised upon receipt by the Company of such fully-executed Exercise Notice accompanied by the aggregate Exercise Price, together with any applicable tax withholding. Until the shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the shares subject to the Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares are issued, except as provided in Section 10.

6.2     Forms of Consideration Authorized. Payment of the entire Exercise Price for the number of shares of Stock being purchased pursuant to the Option shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company, or attestation to the ownership, of shares of Stock owned by the Optionee having a Fair Market Value not less than the Exercise Price, (iii) by delivery of a properly executed notice together with irrevocable instructions to a broker providing for the assignment to the Company of the proceeds of a sale or loan with respect to some or all of the shares being acquired upon the exercise of the Option (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System) (a “Cashless Exercise”), (iv) by such other consideration as may be approved by the Board from time to time to the extent permitted by applicable law, or (v) by any combination thereof.

6.3     Limitations on Forms of Consideration.

(a)     Tender of Stock. Notwithstanding the foregoing, the Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock to the extent such tender or attestation would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. Unless otherwise provided by the Board, the Option may not be exercised by tender to the Company, or attestation to the ownership, of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months (and not used for another Option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

(b)     Cashless Exercise. The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedures for the exercise of the Option by means of a Cashless Exercise.

(c)     Payment by Promissory Note. No promissory note shall be permitted if the exercise of the Option using a promissory note would be a violation of any law. Any permitted promissory note shall be on such terms as the Board shall determine. The Board shall have the authority to permit or require the Optionee to secure any promissory note used to exercise the Option with the shares of Stock acquired upon the exercise of the Option or with other collateral acceptable to the Company. Unless otherwise provided by the Board, if the Company at any time is subject to the regulations promulgated by the Board of Governors of the Federal Reserve System or any other governmental entity affecting the extension of credit in connection with the Company’s securities, any promissory note shall comply with such applicable regulations, and the Optionee shall pay the unpaid principal and accrued interest, if any, to the extent necessary to comply with such applicable regulations.

6.4     Issuance of Shares. Provided that the exercise notice and payment are in form and substance satisfactory to the Company, the Company shall issue the shares of Stock registered in the name of the Optionee, the Optionee’s authorized assignee, or the Optionee’s legal representative, and shall deliver certificates representing the shares with the appropriate legends affixed thereto.

7.	Effect of Termination of Service.

(a)     Option Exercisability. Subject to earlier termination of the Option as otherwise provided herein and unless otherwise provided by the Board, the vested portion of the Option shall be exercisable after the Optionee’s termination of Service only during the applicable time period determined in accordance with this Section and thereafter shall terminate:

(i)     Disability. If the Optionee’s Service terminates because of the disability of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee (or the Optionee’s guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Expiration Date.

(ii)     Death. If the Optionee’s Service terminates because of the death of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee’s Service terminated, may be exercised by the Optionee’s legal representative or other person who acquired the right to exercise the Option by reason of the Optionee’s death at any time prior to the expiration of twelve (12) months after the date on which the Optionee’s Service terminated, but in any event no later than the Expiration Date. The Optionee’s Service shall be deemed to have terminated on account of death if the Optionee dies within three (3) months (or such longer period of time as determined by the Board, in its discretion) after the Optionee’s termination of Service.

(iii)     Other Termination of Service. If the Optionee’s Service terminates for any reason, except disability or death, the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee’s Service terminated, may be exercised by the Optionee at any time prior to the expiration of three (3) months after the date on which the Optionee’s Service terminated, but in any event no later than the Expiration Date.

(b)     Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth in Section is prevented by the provisions of Sections below, the Option shall remain exercisable until three (3) months after the date the Optionee is notified by the Company that the Option is exercisable, but in any event no later than the Expiration Date.

(c)     Extension if Optionee Subject to Section 16(b). Notwithstanding the foregoing, if a sale within the applicable time periods set forth in Section of shares acquired upon the exercise of the Option would subject the Optionee to suit under Section 16(b) of the Exchange Act of 1934, as amended, the Option shall remain exercisable until the earliest to occur of (i) the tenth (10th) day following the date on which a sale of such shares by the Optionee would no longer be subject to such suit, (ii) the one hundred and ninetieth (190th) day after the Optionee’s termination of Service, or (iii) the Expiration Date.

(d)     Extension during Blackout Period. Notwithstanding the foregoing, if there is in effect during the applicable time periods set forth in Section a Company-imposed trading blackout to which the Optionee is subject and provided that neither Section nor Section is applicable to the circumstances at hand, the Option shall remain exercisable until the earlier of (i) the end of the tenth (10th) business day following the end of the trading blackout or (ii) the Expiration Date.

8.	Transferability of Options

During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee or the Optionee’s guardian or legal representative. The Option shall not be assignable or transferable by the Optionee, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Option shall be transferable subject to the applicable limitations, if any, described in the General Instructions to Form S-8 Registration Statement under the Securities Act.

9.	Change in Control

9.1     Definitions.

(a)     An “Ownership Change Event” shall be deemed to have occurred if any of the following occurs with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

(b)     A “Change in Control” means (a) any transaction or series of transactions, whether by way of consolidation, amalgamation or merger of the Company, with or into any other person, other than an affiliate of the Company as defined in the Ontario Business Corporations Act as amended (an “Affiliate”); (b) any transfer, conveyance, sale, lease, exchange or otherwise of all or substantially all of the assets of the Company, to any other person, other than an Affiliate; (c) more than fifty percent (50%) of the Directors in office (i) were not Directors on the same day in the immediately preceding calendar year and (ii) were not proposed by the Directors existing prior to their appointment or election; (d) the lawful acquisition, directly or indirectly and by any means whatsoever, by any person, or by a group of persons acting jointly or in concert, of that number of voting shares of the Company, which is forty percent (40%) or more of the total voting shares issued and outstanding immediately after such acquisition, unless another person or group of persons has previously lawfully acquired and continues to hold a number of voting units which represents a greater percentage than the first-mentioned person or group of persons; or (e) the Directors by resolution deem that a Change in Control has occurred or is about to occur.

9.2     Effect of Change in Control on Option. In the event of a Change in Control, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiring Corporation”), may, without the consent of the Optionee, either assume the Company’s rights and obligations under the Option or substitute for the Option substantially equivalent awards for the Acquiring Corporation’s stock. If the Option is neither assumed or substituted for by the Acquiring Corporation in connection with the Change in Control nor exercised as of the date of the Change in Control, the Option shall terminate and cease to be outstanding effective as of the date of the Change in Control. Notwithstanding the foregoing, shares acquired upon exercise of the Option prior to the Change in Control and any consideration received pursuant to the Change in Control with respect to such shares shall continue to be subject to all applicable provisions of the Option Agreement. Furthermore, notwithstanding the foregoing, if the corporation, the stock of which is subject to the Option immediately prior to an Ownership Change Event described in Section constituting a Change in Control, is the surviving or continuing corporation and immediately after such Ownership Change Event less than fifty percent (50%) of the total combined voting power of its voting stock is held by another corporation or by other corporations that are members of an affiliated group within the meaning of Section 1504(a) of the Code without regard to the provisions of Section 1504(b) of the Code, the Option shall not terminate unless the Board otherwise provides in its discretion.

10.	Adjustments

In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number and class of shares subject to the Option and in the Exercise Price per share of the Option. If a majority of the shares which are of the same class as the shares that are subject to the Option are exchanged for, converted into, or otherwise become shares of another corporation (“New Shares”), the Board may unilaterally amend the Option to provide that the Option is exercisable for New Shares. In the event of any such amendment, the number of shares subject to, and the Exercise Price per share of, the Option shall be adjusted in a fair and equitable manner as determined by the Board, in its discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number, and in no event may the Exercise Price of the Option be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section shall be final, binding and conclusive.

11.	Tax Withholding

The Company shall have the right, but not the obligation, to deduct from the shares of Stock issuable upon the exercise of the Option, or to accept from the Optionee the tender of, a number of whole shares of Stock having a Fair Market Value, as determined by the Company, equal to all or any part of the federal, state, local and foreign taxes, if any, required by law to be withheld by the Participating Company Group with respect to the Option or the shares acquired upon the exercise thereof. Alternatively or in addition, in its discretion, the Company shall have the right to require the Optionee, through payroll withholding, cash payment or otherwise, including by means of a Cashless Exercise, to make adequate provision for any such tax withholding obligations of the Participating Company Group arising in connection with the Option or the shares acquired upon the exercise thereof. The Fair Market Value of any shares of Stock withheld or tendered to satisfy any such tax withholding obligations shall not exceed the amount determined by the applicable minimum statutory withholding rates. The Company shall have no obligation to deliver shares of Stock or to release shares of Stock from an escrow established pursuant to the Option Agreement until the Participating Company Group’s tax withholding obligations have been satisfied by the Optionee.

12.	Compliance with Securities Law.

The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state and foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Option may not be exercised unless (a) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (b) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

13.	Notices

All notices, demands or requests made pursuant to, under or by virtue of the Option Agreement must be in writing and sent to the party to which the notice, demand or request is being made:

(a)     unless otherwise specified by the Company in a notice delivered by the Company in accordance with this Section , any notice required to be delivered to the Company shall be properly delivered if delivered to:

TearLab Corporation
9980 Huennekens St., Suite 100
San Diego, CA 92121

Attention: Bill Dumencu

(b)     if to the Optionee, to the address on file with the Company.

Any notice, demand or request, if made in accordance with this Section shall be deemed to have been duly given: (i) when delivered in person; (ii) three days after being sent by mail having been sent by registered or certified mail return receipt requested, postage prepaid; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service.

14.	Governing Law

The Option Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

15.	Interpretation

Any dispute regarding the interpretation of the Option Agreement shall be submitted by the Optionee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Optionee and the Company.

16.	No Right to Employment

The Option Agreement is not an agreement of employment. Neither the Option Agreement or the grant of the Option hereunder shall (a) guarantee that the Company will employ the Optionee for any specific time period or (b) modify or limit in any respect the right of the Company to terminate or modify the Optionee’s employment or compensation, as applicable. Any amendment, modification, or termination of the Option Agreement shall not constitute a change or impairment of the terms and conditions of the Optionee’s employment with the Company.

17.	Successors and Assigns

The Company may assign any of its rights under the Option Agreement. The Option Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, the Option Agreement will be binding upon the Optionee and the Optionee’s beneficiaries, executors, administrators and the person(s) to whom the Option may be transferred by will or the laws of descent or distribution.

18.	Severability of Provisions

If any provision of the Option Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Option Agreement shall be construed and enforced as if such provisions had not been included.

19.	Amendment

The Board has the right to amend, alter, suspend, discontinue or cancel the Option, prospectively or retroactively; provided, that no such amendment shall adversely affect the Optionee’s material rights under the Option Agreement without the Optionee’s consent.

20.	Entire Agreement

The Option Agreement and the Offer Letter constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and the Optionee.

*           *           *

IN WITNESS WHEREOF, the parties have executed the Option Agreement on the date and year first above written.

TEARLAB CORPORATION.

By:	/s/ William G. Dumencu
Name: William G. Dumencu
Title: Chief Financial Officer

/s/ Manoj Venkiteshwar
Manoj Venkiteshwar

[Signature Page to Option Agreement]